Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Northern Tier Energy LLC of our report dated April 12, 2011, except for the change in segments described in Note 21 as to which the date is December 12, 2011, relating to the combined financial statements of the St. Paul Park Refinery & Retail Marketing Business, a component of Marathon Oil Corporation, for the eleven months ended November 30, 2010, which appears in Northern Tier Energy LP’s Annual Report on Form 10-K for the year ended December 31, 2012. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

September 17, 2013